Press Release

Contact:

John C. Stoddart
Shareholder Relations Officer
484-881-4141
john.stoddart@fnbchestercounty.com

First National Bank of Chester County Announces Promotions as Part of Corporate Reorganization

(May 6, 2002) First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County ("the Bank"). Charles E. Swope, CEO, announced today the promotions and assignments of four additional employees in connection with the most recent reorganization of the Bank. Congratulations are in order to Linda M. Hicks, Judith A. Harris, James McLaughlin, and William J. McDougall.

Linda M. Hicks, Senior Vice President of Financial Management Services, has been promoted to Executive Vice President of Financial Management Services Division.

Judith A. Harris, Vice President of Financial Management Services, has been promoted to Senior Personal Trust Administrator in FMS Administration.

James McLaughlin, Vice President of Commercial Real Estate, has been promoted to Senior Commercial Real Estate Loan Officer of Commercial Loans.

William J. McDougall, Vice President of Commercial Loans, has been promoted to Senior Leasing Officer of Leasing.

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Chairman's Remarks

Swope said, "These additional promotions were brought about by the tremendous financial growth the Bank has experienced in these last few years. We are restructuring to enhance customer service and prepare for future growth. First National Bank of Chester County now has combined assets of the Bank and Financial Management Services assets under management of over one billion dollars."

Contact Information

First Chester County Corporation has 4,424,300 shares outstanding and is traded the over-the-counter under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations department at (484) 881-4141 or visit its interactive website at www.fnbchestercounty.com.